Exhibit 99.1

For further information:
George Relan

Vice President of Corporate Development

(518) 533-2220
grelan@mechtech.com

MTI ANNOUNCES FILING OF REGISTRATION STATEMENT

Albany, N.Y., March 27, 2008 -- Mechanical Technology, Incorporated (MTI, Nasdaq: MKTY), a company primarily engaged in the development and commercialization of Mobion® off-the-grid portable power solutions, through its subsidiary MTI MicroFuel Cells Inc. (MTI Micro), and in the design, manufacture, and sale of test and measurement instruments and systems, through its subsidiary MTI Instruments, Inc., today announced that it has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission for the proposed public offering by MTI of units consisting of shares of its common stock and warrants to purchase shares of its common stock. MTI intends to use the net proceeds from the offering for research, design, tooling and capital expenditures to support the commercialization of its Mobion® portable power source products, and working capital needs and general corporate purposes.

Merriman Curhan Ford & Co. will act as sole book-running manager for the proposed offering. Ardour Capital Investments, LLC will act as co-manager for the proposed offering. This offering will be made only by means of a prospectus. When available, copies of the prospectus relating to these securities and meeting the requirements of section 10 of the Securities Act of 1933 (as amended) may be obtained from: Merriman Curhan Ford & Co., 600 California Street, 9th Floor, San Francisco, CA 94108, Telephone 415-248-5600, Fax 415-248-5690.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.